Exhibit 10.1

Execution Copy

WIND-DOWN AND TERMINATION AGREEMENT

THIS WIND-DOWN AND TERMINATION AGREEMENT (“Agreement”) is made and entered into as of October 4, 2023 by and among (i) MERRILL LYNCH COMMODITIES, INC., a corporation organized under the laws of the State of Delaware (“MLC”), (ii) U.S. OIL & REFINING CO., a corporation organized and existing under the laws of the State of Delaware (“USOR”), (iii) PAR PETROLEUM, LLC, a Delaware limited liability company (“Par LLC”), and (iv) MCCHORD PIPELINE CO., a Washington limited liability company (“McChord”, and together with USOR and Par LLC, the “USOR Parties” and each a “USOR Party”). Each of MLC, USOR, Par LLC and McChord is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, MLC entered into certain intermediation arrangements with USOR pursuant to the terms of that certain First Lien ISDA 2002 Master Agreement, dated as of March 17, 2016, by and between MLC and USOR (as amended, restated, supplemented or otherwise modified from time to time, including each schedule (including the First Lien ISDA Schedule (as defined below)), exhibit, attachment and annex thereto and all transactions and confirmations thereunder and entered pursuant thereto, the “First Lien ISDA Agreement” and the Schedule thereto, together with each exhibit, annex and attachment thereto, the “First Lien ISDA Schedule”);

WHEREAS, in connection with the First Lien ISDA Agreement and the transactions and obligations contemplated thereunder, MLC and the USOR Parties entered into (i) that certain Bespoke Hedging ISDA 2002 Master Agreement, dated as March 17, 2016 (including the Schedule, Credit Support Annex, and any other schedules, exhibits and annexes thereto, and all transactions and confirmations thereunder and entered pursuant thereto, as each are amended, restated, supplemented or otherwise modified from time to time, the “Bespoke Hedging Master Agreement”), by and between MLC and USOR, (ii) that certain Continuing Guarantee, dated as of March 17, 2016, made by USOR, McChord and certain other subsidiaries and affiliates of USOR from time to time party thereto in favor of MLC (as amended, restated, supplemented or otherwise modified from time to time), (iii) that certain Guaranty, dated as of January 11, 2019, made by Par LLC in favor of MLC (as amended, restated, supplemented or otherwise modified from time to time), and (iv) that certain Collateral Agreement, dated as March 17, 2016 (the “Collateral Agreement”), by and among USOR, the other grantors party thereto and MLC (as amended, restated, supplemented or otherwise modified from time to time); and

WHEREAS, MLC and the USOR Parties desire to wind down their respective obligations under the First Lien ISDA Agreement and the other Transaction Documents in accordance with and subject to the terms and conditions set forth herein and in reliance on the representation set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION; EFFECTIVENESS

Section 1.1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the First Lien ISDA Agreement.

Section 1.2.          Interpretation.

(a)    Unless the context otherwise requires: (i) references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement; (ii) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section; (iii) references to any Governmental Authority include any successor to such Governmental Authority and references to any Person shall be construed to include such Person’s successors and assigns; (iv) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (vi) the terms “Dollars” and “$” mean U.S. Dollars; (vii) the word “will” shall be construed to have the same meaning as the word “shall”; (viii) provisions of this Agreement relative to the number of days shall be deemed to refer to calendar days, and a “day” shall be deemed to being and end at midnight New York time; (ix) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (x) references herein to any gender include the other gender; and (xi) any definition of or reference to any Transaction Document, agreement, instrument or other document herein shall (unless otherwise expressly stated) be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or in effect (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein).

(b)    The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. In the event of any error in the Schedules to this Agreement, the Parties shall act in good faith to agree upon an amendment to any relevant Schedules to correct the same.

Section 1.3.          Conditions to Effectiveness. This Agreement shall become effective subject to the satisfaction of the following conditions precedent or the waiver thereof by MLC (in the case of waiver, in its sole discretion):

(a)    The Parties shall have executed and delivered, or caused to be executed and delivered, (i) this Agreement, and (ii) a fully executed Fee Letter (the “Fee Letter”), dated as of the date hereof, between USOR and MLC.

(b)    The USOR Parties shall have received a copy of the Provisional Step-Out Invoice.

(c)    MLC shall have received the amounts payable to MLC under the Provisional Step-Out Invoice and under the Fee Letter.

(d)    Bracewell LLP shall have received all reasonable and documented out-of-pocket fees, charges and disbursements of Bracewell LLP in connection with this Agreement and the other Transaction Documents.

(e)    MLC shall have received the Wind-Down Credit Support.

(f)    MLC shall have received evidence satisfactory to it that all Purchase Contract LCs obtained in support of the USOR Parties’ obligations under the Outstanding Hydrocarbon Contracts (as hereinafter defined) and all other letters of credit issued by Bank of America, N.A. (or for MLC as co-applicant) for the account of any USOR Party (other than any letters of credit issued under the ABL Credit Agreement (as in effect on the Effective Date)), including those Purchase Contract LCs and other letters of credit set forth on Schedule 1.3 hereof, but excluding the Subject Letters of Credit (as defined in Schedule 1.3), have been cancelled.

All amounts to be paid or transferred herein shall be paid or transferred by wire transfer of immediately available funds. As used herein, the term “Effective Date” means the date of this Agreement subject to the satisfaction or waiver of the conditions precedent set forth in this Section 1.3, and the term “Effective Time” means 12:00:01 a.m. (Eastern Time) on the Effective Date.

ARTICLE II.

WIND-DOWN OF FIRST LIEN ISDA AGREEMENT

Section 2.1.          Wind-Down Generally. MLC and the USOR Parties each acknowledge and agree that, in addition to the terms of this Agreement, and except as otherwise set forth herein, the valuation, close-out and step-out process with respect to the First Lien ISDA Agreement, the other Transaction Documents and the transactions and arrangements thereunder shall be conducted in accordance with the terms of the First Lien ISDA Agreement (including Part 18 of the First Lien ISDA Schedule) and the other Transaction Documents; provided, that for the avoidance of doubt, the foregoing shall not in any way limit the releases, discharges and terminations provided for in Sections 2.7 and 3.1 below.

Section 2.2.          Certain Transactions.

(a)    Hydrocarbon Contracts; Transactions. MLC and the USOR Parties each acknowledge and agree that as of the date hereof, (i) the only Hydrocarbon Contracts outstanding in respect of which delivery has not occurred are the Party B LC Purchase Contracts described on Schedule 2.2(a)(i) (the “Outstanding Hydrocarbon Contracts”) and (ii) the only transactions outstanding under the First Lien ISDA Agreement are the TD Forward Transactions described in the Confirmations included in Schedule 2.2(a)(ii) (the “Outstanding TD Forward Transactions”).

(b)    TD Forward Transactions. With respect to Part 18(b)(ii) of the First Lien ISDA Schedule, MLC and USOR each acknowledge that there are no Outstanding TD Forward Transactions with a delivery date that has not occurred.

(c)    Cessation of Certain Obligations. From and after the date hereof, MLC and each of the USOR Parties covenant and agree that (i) MLC and the USOR Parties will not enter into any new Hydrocarbon Contracts or TD Forward Transactions under or in connection with the First Lien ISDA Agreement, and (ii) MLC shall have no further obligations under the First Lien ISDA Agreement to extend credit (including making any Advances) or to undertake any transactions (including any Hydrocarbon Contracts) that would constitute or give rise to Obligations.

(d)    Bespoke Hedging Transactions. MLC and the USOR Parties each acknowledge and agree that from and after the Effective Date, (i) the USOR Parties shall use commercially reasonable efforts to promptly cause the outstanding Transactions under, and as defined in, the Bespoke Hedging Master Agreement to be novated to Wells Fargo and (ii) MLC and the USOR Parties will not enter into any additional Transactions under and as defined in the Bespoke Hedging Master Agreement (excluding the novation described in the preceding clause (i)).

Section 2.3.          Term Expiry Date. MLC and the USOR Parties agree that for purposes of the First Lien ISDA Agreement, the other Transaction Documents and all other purposes (including this Agreement), the Term Expiry Date shall be deemed to occur on October 4, 2023.

Section 2.4.          Step-Out Invoices.

(a)    MLC and the USOR Parties agree that, notwithstanding anything to the contrary in Part 18(c) of the First Lien ISDA Schedule, the Step-Out Invoice shall be comprised of a provisional Step-Out Invoice (the “Provisional Step-Out Invoice”) and a final Step-Out Invoice (the “Final Step-Out Invoice”).

(b)    The invoice provided by MLC to USOR on or before the date hereof and designated by MLC as the “Provisional Step-Out Invoice” is the Provisional Step-Out Invoice and shall be due and payable on the date hereof as contemplated by this Agreement. In preparing the Provisional Step-Out Invoice, any amounts that would otherwise be calculated using prices determined on a TAS basis as of the Effective Date shall be calculated using prices determined on a TAS basis as of the Business Day prior to the Effective Date (all such amounts, the “Provisional Amounts”). The Provisional Step-Out Invoice shall include all other items that would otherwise be included in the Step-Out Invoice under Part 18(c) of the First Lien ISDA Schedule. Each of the USOR Parties agrees that MLC may apply some or all of the Cash Collateral held by MLC against amounts owing by USOR under the Provisional Step-Out Invoice and the Final Step-Out Invoice.

(c)    Within five (5) Business Days after the Effective Date, MLC shall prepare and deliver the Final Step-Out Invoice to USOR. In preparing the Final Step-Out Invoice, all Provisional Amounts shall be recalculated using prices determined on a TAS basis as of the Effective Date. If the amount due from USOR under the Final Step-Out Invoice exceeds the amount due from USOR under the Provisional Step-Out Invoice, then USOR shall pay to MLC an amount equal to such excess. If the amount due from USOR under the Final Step-Out Invoice is less than the amount due from USOR under the Provisional Step-Out Invoice, then MLC shall pay to USOR an amount equal to such difference. All payments under the Final Step-Out Invoice shall be due on the date that is one (1) Business Day after the date such invoice is delivered to USOR.

(d)    The USOR Parties agree that MLC may apply some or all of the Wind-Down Credit Support held by MLC against amounts owing by USOR under the Final Step-Out Invoice.

Section 2.5.          Reconciliation Invoice. In connection with the occurrence of the Intermediation Termination Date, MLC shall be the TD Reviewing Party and shall conduct the reconciliation contemplated by, and shall prepare and deliver to USOR the Reconciliation Invoice pursuant to and in accordance with, Part 6(f) of the First Lien ISDA Schedule. Such invoice shall be payable pursuant to and in accordance with Part 6(f) of the First Lien ISDA Schedule.

Section 2.6.          Wind-Down Credit Support. MLC and each of the USOR Parties hereby agree as follows:

(a)    Notwithstanding anything to the contrary in the First Lien ISDA Agreement, on or before the Term Expiry Date USOR shall deliver to MLC, or otherwise cause MLC to receive (including as a hold back from Cash Collateral to be returned to USOR on the Effective Date), cash collateral in the aggregate amount set forth on Schedule 2.6(a) (the “Wind-Down Credit Support”);

(b)    USOR hereby grants to MLC a first priority continuing security interest, lien on and right of set-off against, the Wind-Down Credit Support and any products and proceeds thereof,

(c)    Notwithstanding Section 9-207 of the New York Uniform Commercial Code, MLC shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of any Wind-Down Credit Support;

(d)    The Wind-Down Credit Support shall constitute the credit support contemplated by the definition of “Discharge of Lien Package” specified in the First Lien ISDA Agreement and shall secure all of the USOR Parties’ obligations in respect of, and shall be applied by MLC to, amounts owing under Part 18(d) of the First Lien ISDA Schedule (including attorneys’ fees, costs and expenses) and under the Reconciliation Invoice and, for the avoidance of doubt, with respect to any obligations, liabilities, payments or reimbursement obligations with respect to the Subject Letters of Credit; and

(e)    Notwithstanding Part 6(g) of the First Lien ISDA Schedule and subject to the foregoing, MLC shall retain any Wind-Down Credit Support in its possession until the date on which all amounts owing under the Reconciliation Invoice have been paid in full and any disputes relating to amounts under the Reconciliation Invoice have been resolved (the “Wind Down Credit Support Release Date”). Upon the Wind-Down Credit Support Release Date, MLC shall transfer any remaining Wind-Down Credit Support (after giving effect to any permitted setoffs against amounts owed to MLC by any of the USOR Parties) to USOR and, upon the effectiveness of such transfer, the security interest and lien granted to MLC hereunder on such Wind-Down Credit Support will be released immediately and automatically without any further action by either MLC or USOR. Notwithstanding the foregoing, (i) MLC shall have no obligation to return (and the security interest and lien granted to MLC shall not be released with respect to) that portion of the Wind-Down Credit Support in an amount equal to $72,345,000 (the “HLC Collateral”) until such time as MLC has received evidence satisfactory to it that the Hess Letter of Credit (as defined in Schedule 1.3(b)) has been cancelled, and (ii) upon receiving such evidence, MLC shall transfer any remaining HLC Collateral to USOR and the security interest and lien granted to MLC hereunder on such HLC Collateral will be released immediately and automatically without any further action by either MLC or USOR.

Section 2.7.          Discharge of Obligations. Notwithstanding anything to the contrary in the definition of “Discharge of Obligations” or “Discharge of Lien Package” in the First Lien ISDA Schedule and subject to the terms of this Agreement, effective as of and upon the occurrence of the Effective Time, the Discharge of Obligations and Discharge of Lien Package shall occur and MLC hereby releases any and all liens on the Collateral of the USOR Parties granted by the USOR Parties to MLC in connection with the First Lien ISDA Schedule and/or the Collateral Agreement and/or any other Transaction Document, including the Party A Liens and authorizes the USOR Parties (and their designees and their respective counsels) to file termination statements with respect to any financing statements existing with respect to such liens; provided, however, that (i) the security interest and lien granted to MLC on the Wind-Down Credit Support shall not be released (except as set forth in Section 2.6(e)), (ii) the security interest and lien granted to MLC and Bank of America, N.A. in the cash collateral held under that certain Account Control Agreement, dated March 10th, 2016, by and among U.S. Oil & Refining Co., Bank of America, N.A., MLC and Bank of America, N.A. (as account bank) pursuant to the LC Facility Agreement shall not be released upon the Effective Time and shall remain in full force and effect until such time as the LC Facility Agreement is terminated and the outstanding letter of credit thereunder is returned and cancelled, and (iii) USOR and MLC shall terminate the Bespoke Hedging Master Agreement and related credit support annex promptly following the novation to Wells Fargo of the outstanding Transactions under (and as defined in) such Bespoke Hedging Master Agreement.

Section 2.8.          Subject Letters of Credit. The USOR Parties shall ensure that the Subject Letters of Credit are cancelled such that, no later than October 6, 2023 (or such later date as MLC may agree to in its sole discretion), MLC shall have received evidence satisfactory to it that each Subject Letter of Credit has been cancelled.

ARTICLE III.

CERTAIN TERMINATIONS AND ASSIGNMENTS

Section 3.1.          Termination of Specified Agreements. MLC and the USOR Parties hereby agree that (i) subject to the terms and conditions of this Agreement, each agreement set forth on Schedule 3.1 (such scheduled agreements, the “Specified Agreements”) shall terminate upon the occurrence of the Effective Time, and (ii) if and to the extent any of MLC or the USOR Parties or any other Person was required to give any prior notice of such termination under the applicable Specified Agreements, as between the Parties, such requirement is hereby waived. For the avoidance of doubt, the terminations effected pursuant to this Section 3.1 shall not, and shall not be deemed to, negate the effect of any provision in any Specified Agreement that specifies the survival of any provision of a Specified Agreement after termination of such Specified Agreement.

Section 3.2.          Assignment and Termination of Certain Documents and Other Deliverables. The Parties acknowledge and agree that the agreements set forth on Schedule 3.2(a) (such agreements, the “Assigned Documents”) shall be assigned in accordance with the terms of assignment agreements separately agreed between the parties to such agreements. The Parties further acknowledge and agree that the agreements set forth on Schedule 3.2(b) shall be terminated pursuant to the terms of termination agreements separately agreed between the parties to such agreements.

ARTICLE IV.

CERTAIN RELEASES

Section 4.1.          Certain Releases Relating to MLC and the USOR Parties. In consideration of the benefits received by MLC and the USOR Parties under this Agreement, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged):

(a)    Except with respect to the Surviving Obligations, each USOR Party hereby releases and forever discharges MLC and its Affiliates, and each of their respective Representatives, from all further liabilities, obligations, duties and covenants arising under or in connection with any Transaction Document at or after the Effective Time, and from all actions, causes of action, suits, debts, damages, expenses, claims and demands whatsoever that any USOR Party has or may have against MLC or any of its Affiliates or any of their respective Representatives, arising under or in connection with any Transaction Document, as applicable, on or after the Effective Time; and

(b)    Except with respect to the Surviving Obligations, MLC hereby releases and forever discharges each USOR Party and each of their respective Affiliates, and each of their respective Representatives, from all further liabilities, obligations, duties and covenants arising under or in connection with any Transaction Document at or after the Effective Time, and from all actions, causes of action, suits, debts, damages expenses, claims and demands whatsoever that MLC has or may have against any USOR Party or any of their respective Affiliates or any of their respective Representatives, in each case arising under or in connection with any Transaction Document, as applicable, on or after the Effective Time.

As used herein, the term “Representatives” means, in respect of a Person, its officers, directors, employees, advisors, controlling persons, members, agents, attorneys, consultants, contractors, managers and other representatives and their respective successors and assigns.

Section 4.2.          Surviving Obligations. Notwithstanding the release and discharge contemplated by Section 4.1 or the termination of any Transaction Document, whether pursuant to this Agreement, the terms thereof, or any other agreement, as applicable, as between MLC and each USOR Party, each of MLC and each USOR Party and each of their respective Affiliates shall retain any rights, liabilities, obligations, duties, covenants, actions, causes of action, suits, debts, damages, expenses, claims and demands (i) arising under the Transaction Documents to the extent arising with respect to the period prior to the Effective Time or (ii) with respect to any Surviving Obligations. As used herein, “Surviving Obligations” means, with respect to MLC and each USOR Party, as applicable, (x) any and all rights, obligations, liabilities, indemnities and covenants of such Party under or as provided in any Transaction Document (including any transactions or confirmations entered into by MLC and any of the USOR Parties thereunder prior to the Effective Time), that by the express terms thereof are intended to survive the termination thereof, (y) any rights, obligations, liabilities, indemnities and covenants of such Party under or as provided in this Agreement and (z) any and all rights, obligations, liabilities and covenants of MLC and each USOR Party under, in respect of or relating to the wind-down, reconciliation and termination of the First Lien ISDA Agreement contemplated hereby and any transactions or confirmations entered into thereunder by MLC and the USOR Parties prior to the Effective Time, including pursuant to Part 6(f) and Part 18 of the First Lien ISDA Schedule. MLC and each USOR Party agrees that the Surviving Obligations shall remain in full force and effect in accordance with their terms and that any amounts which are owed from MLC to any of the USOR Parties or any of the USOR Parties to MLC, in each case, in connection with the Surviving Obligations will be paid in accordance with the applicable provisions of the Transaction Documents as such provisions were in effect as of the date hereof (without giving effect to the termination of the Transaction Documents).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1.          Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Parties as of the date hereof as follows:

(a)    That it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation. It has all requisite power and authority to enter into this Agreement and perform the transactions contemplated by this Agreement and is duly qualified to do business in, and is in good standing in, each jurisdiction where the execution of this Agreement and the performance by it contemplated by this Agreement would require such qualification, except where the failure to be so qualified or be in good standing would not prevent or materially delay it from being able to perform its obligations under this Agreement.

(b)    That it has the power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement. This Agreement and each transaction contemplated by this Agreement and the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action, and this Agreement constitutes, or when executed by it will constitute, the valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)    Neither it nor any of its Affiliates is required to obtain any order, permit, consent, approval, waiver or authorization of, nor required to make any declaration or filing with, any Governmental Authority in connection with the execution, delivery and performance by it or any of its Affiliates of this Agreement or the transactions contemplated by this Agreement, except (i) the permits from Governmental Authorities (such approvals, the “Required Regulatory Approvals”) which have been obtained and are in full force and effect and (ii) those the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect.

(d)    The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach or violation of or default under Applicable Laws to which it is subject, which breach, violation or default would prevent or materially delay it from being able to perform its obligations under this Agreement or (ii) a breach or violation of or a default under the articles of association (or certificate of incorporation, as applicable) or its bylaws or limited liability company agreements.

(e)    There are no actions, suits, proceedings or investigations whether civil, criminal or administrative, pending or, to its Knowledge, threatened as of the date of this Agreement against or affecting it which would reasonably be expected to prevent or delay it from being able to perform its obligations under this Agreement. As of the date of this Agreement, it has not received any notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. For purposes of this clause (e), “Knowledge” shall mean, with respect to any Party, the actual knowledge of such Party or any knowledge that should have been obtained by such Party upon reasonable investigation and inquiry.

(f)    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of it or any of its Affiliates that might be entitled to any fee or commission from it or any of its Affiliates in connection with the transactions contemplated hereby.

(g)    It is in material compliance with all Applicable Laws applicable to it, its performance of its obligations under this Agreement, and the transactions contemplated hereby.

Section 5.2.          Safe Harbors. Each Party acknowledges that:

(a)    This Agreement is a “master netting agreement” as defined in the Bankruptcy Code, and this Agreement and each transaction hereunder is of a type set forth in Section 561(a)(l)-(5) of the Bankruptcy Code;

(b)    MLC is a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code;

(c)    All transfers of cash, securities or other property under or in connection with this Agreement or any transaction hereunder are “margin payments,” “settlement payments” and “transfers” under Sections 546(e), (f), (g) or j), and under Section 548(d)(2) of the Bankruptcy Code; and

(d)    Each obligation under this Agreement or any transaction hereunder is an obligation to make a “margin payment,” “settlement payment” and “payment” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code.

ARTICLE VI.

MISCELLANEOUS

Section 6.1.          Governing Law and Jurisdiction.

(a)    This Agreement and any and all controversies arising out of or in relation to this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine).

(b)    WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (A “PROCEEDING’’), EACH PARTY IRREVOCABLY SUBMITS (I) TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND (II) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

Section 6.2.          Waivers Immunities. EACH PARTY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE), ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR OTHER SIMILAR GROUNDS FROM (A) SUIT, (B) JURISDICTION OF ANY COURT, (C) RELIEF BYWAY OF INJUNCTION OR ORDER FOR SPECIFIC PERFORMANCE OR RECOVERY OF PROPERTY, (D) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT) AND (E) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY PROCEEDINGS IN THE COURTS OF ANY JURISDICTION AND IRREVOCABLY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT IT WILL NOT CLAIM ANY SUCH IMMUNITY IN ANY PROCEEDINGS.

Section 6.3.          Further Assurances. Each Party shall, and shall cause its Affiliates to, promptly take all such further actions as are reasonably requested by any other Party and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party or that may be reasonably necessary or advisable to carry out the purpose and intents of this Agreement, in each case, in accordance with this Agreement and subject to the terms and conditions hereof.

Section 6.4.          No Waiver. No waiver by any Party of any one or more obligations under this Agreement shall operate or be construed as a waiver of any future obligations, whether of a similar or dissimilar character.

Section 6.5.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 6.6.          No Third Party Beneficiaries. Nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of MLC and each other Party that this Agreement will not be construed as a third-party beneficiary contract.

Section 6.7.          [Reserved]

Section 6.8.          Notices. All notices, requests, statements or payments required to be made under this Agreement shall be made as specified below. Except as expressly set forth in this Agreement, all notices are required to be in writing and shall be delivered by letter, facsimile, email, other electronic communication or other documentary form. Notice shall be deemed given on receipt (or when delivery is refused), unless transmitted or delivered on a non Business Day or on a Business Day after 5:00 p.m. Eastern time,) in which case it shall be deemed received at 9:00 a.m. Eastern time on the next Business Day. Notwithstanding anything to the contrary set forth in the First Lien ISDA Agreement or any other Transaction Document, all notices given to MLC under the First Lien ISDA Agreement and the other Transaction Documents shall be addressed as specified below. A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:

If to MLC, addressed to:

Merrill Lynch Commodities, Inc.

20 E. Greenway Plaza, Suite 700

Houston, TX 77046

Attention: Anna Shafir

Email: annashafir@bofa.com

With a copy to (which shall not constitute notice):

Merrill Lynch Commodities, Inc.

20 E. Greenway Plaza, Suite 700

Houston, TX 77046 Attention: Legal Department

Facsimile No.: (832) 681-7217

With a copy to:

Bracewell LLP

31 W. 52nd Street, Suite 1900

New York, NY 10019

Attention: Scott Le Bouef and Brian Rogers

Phone: (212) 508-6140 and (212) 508-6144

Email: scott.lebouef@bracewell.com and brian.rogers@bracewell.com

If to USOR Parties, addressed to:

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attn: Thor Nielsen, Treasurer

Tel: 713-969-2156

Email: tnielsen@parpacific.com

With a copy to:

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Attn: Jeff Hollis, General Counsel

Tel: 832-916-3392

Email: jhollis@parpacific.com

Section 6.9.          Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements, arrangements or understandings of any of the Parties with respect to the subject matter hereof.

Section 6.10.          Amendments Etc. No amendment of this Agreement shall be effective unless the same shall be in writing and signed by each of the Parties. No waiver of any provision of this Agreement or consent relating to this Agreement shall be effective unless in writing and signed by the Party granting such waiver or consent, which waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.11.          Counterparts. This Agreement may be executed by each of the Parties in separate counterparts and initially delivered by facsimile, email, other electronic communication or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

Section 6.12.          Successors and Assigns. This Agreement shall be binding on the Parties and any of their respective successors and permitted assigns. Any Party’s transfer or assignment in violation of this Section 6.12 shall be void as to the other Parties. Except as expressly provided herein, this Agreement and all rights hereunder may not be assigned by any Party except by prior written consent of the Parties, and any assignment without such consent shall be null and void.

Section 6.13.          Effect of Agreement. Notwithstanding any other provisions of this Agreement, nothing in this Agreement, by implication or otherwise, shall limit, impair, constitute a waiver of or otherwise affect any rights or remedies of either Party under the Transaction Documents (other than as expressly set forth herein) alter, modify, amend or in any way affect any of the obligations or covenants contained in the Transaction Documents. This Agreement is a Transaction Document.

Section 6.14.          Survival. Except where otherwise specified herein, the covenants, representations and warranties contained in this Agreement shall survive expiration or termination of this Agreement and shall continue in full force and effect for the benefit of the Party to whom they are given. No expiration or termination of this Agreement, however effected, shall affect or extinguish any rights or obligations of any Party which accrued prior to the date of termination or affect or extinguish any remedies available to any Party by contract, at law, in equity or otherwise.

Section 6.15.          Limitation on Damages. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST ANY OF THE OTHER PARTIES, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF. the Parties have caused this Agreement to be duly executed as of the day and year first above written.

MERRILL LYNCH COMMODITIES, INC.
By:	/s/ Thomas Blair
Name:	Thomas Blair
Title:	Managing Partner

U.S. OIL & REFINING CO.
By:	/s/ Shawn Flores
Name:	Shawn Flores
Title:	Chief Financial Officer
PAR PETROLEUM, LLC
By:	/s/ Shawn Flores
Name:	Shawn Flores
Title:	Chief Financial Officer

MCCHORD PIPELINE CO.
By:	/s/ Shawn Flores
Name:	Shawn Flores
Title:	Chief Financial Officer